Exhibit 99.19

FARM CREDIT OF
FLORIDA, ACA

AMENDED AND RESTATED
LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the “Loan Agreement”) is made and entered into to be effective as of the 20th day of September, 2012, by and between Farm Credit of Florida, ACA, an agricultural credit association, for itself, as successor by merger to Farm Credit of Southwest Florida, ACA, and as agent/nominee for other lending institutions having an interest, direct or indirect, in the Loans (as defined below) from time to time, including, without limitation, Florida Federal Land Bank Association, FLCA, a wholly-owned subsidiary of Farm Credit of Florida, ACA, whose address is 403 N.W. 6th Street, Okeechobee, Florida 34972 (“Lender”), Atlantic Blue Group, Inc., Alico Holding, LLC, Blue Head Ranch, LLC, Blue Head Farms, LLC, Tri-County Grove, LLC, Phoenix Industries, LLC, Atlanticblue Warehousing, LLC, and Footman Trail, LLC (collectively, “Borrowers” and each a “Borrower”), whose addresses are P.O. Box 1318, Lake Wales, Florida 33859-1318 and the Guarantors (as defined below) (collectively, the “Parties”, each singly, a “Party”).

PRELIMINARY STATEMENT

WHEREAS, the Parties have an existing credit relationship governed by, among other things, that certain Loan Agreement dated to be effective as of September 24, 2008, and as amended by: (i) that certain First Amendment to Loan Agreement dated to be effective as of February 4, 2009; (ii) that certain Second Amendment to Loan Agreement dated to be effective as of April 23, 2010; (iii) that certain Loan and Note Modification Agreement dated to be effective as of April 21, 2011; (iv) that certain Fourth Amendment to Loan Agreement dated to be effective as of May 1, 2011; (v) that certain Fifth Amendment to Loan Agreement dated to be effective as of December 22, 2011; and (vi) that certain Sixth Amendment to Loan Agreement dated to be effective as of May 29, 2012; and

WHEREAS, the Parties desire to modify their existing credit relationship to, among other things, renew the existing indebtedness outstanding between the Parties with the Notes described herein and include additional real estate collateral to secure the obligations of the Credit Parties to Lender, among other agreements of the Parties as more particularly provided herein.

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the Parties enter into this Loan Agreement and agree as follows:

STATEMENT OF AGREEMENT

1.         Definitions. For the purposes hereof:

1.1       “Affiliate” means, with respect to a named Person, (a) any Person directly or indirectly owning five percent (5%) or more of the voting stock or rights in such named Person or of which the named Person owns five percent (5%) or more of such voting stock or rights; (b) any Person controlling or controlled by or under common control with such named Person; (c) any officer, director or managing employee or agent of such named Person or any Affiliate of the named Person; and (d) any immediate family member of the named Person or any Affiliate of such named Person.

1.2       “Alico Stock” means the One Million Five Hundred Thousand Ninety (1,500,090) shares of Alico, Inc. common stock, together with any stock split, spin off, split up or reclassification, or combination of shares thereof and all rights related thereto, as pledged by Alico Holding, LLC, as collateral for the Loans pursuant to the Stock Pledge Agreement and any additional shares of Alico, Inc. common stock pledged to Lender from time to time.

1.3       “Business Day” means any day on which Lender is open for business.

1.4       “Change of Control” means an event or series of events by which:

(a)      any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of the applicable Credit Party entitled to vote for members of the board of directors or equivalent governing body of such Credit Party on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) excluding beneficial owners of more than 25% of the equity securities of such Credit Party entitled to vote for members of the board of directors or equivalent governing body of such Credit Party on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) at the execution of this Loan Agreement;

(b)      during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Credit Party cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)      any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Credit Party, or control over the equity securities of such Credit Party entitled to vote for members of the board of directors or equivalent governing body of such Credit Party on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities, excluding such persons with such powers at all time of the execution of this Amended and Restated Loan Agreement.

1.5       “Closing” or “Closing Date” means the date hereof as above first written.

1.6       “Code” means the Uniform Commercial Code as in effect under the laws of the State of Florida from time to time, as the same may be amended.

1.7       “Collateral” means the Real Estate Collateral, the Alico Stock pledged pursuant to the Stock Pledge Agreement and the Debt Service Reserve Account, together with any other real or personal property otherwise pledged, transferred or assigned to Lender as security for the repayment and performance of the Obligations, or any portion thereof, whether now or in the future..

1.8       “Credit Parties” means, collectively, Borrowers, and any Subsidiary of any Borrowers which, after the Closing Date, is joined to this Loan Agreement pursuant to Section 4.1(m) hereof, and “Credit Party” means any of them.

1.9       “Debt Service Reserve Account” shall have the meaning as set forth in Section 5.2 hereof

1.10     “Environmental Laws” shall mean state, federal or local environmental laws or regulations, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 1101 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C, § 6901 et seq.; the Hazardous Materials Transportation Act of 1974, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 4701 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3001 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; any laws regulating the use of biological agents or substances including animal, medical or infectious wastes, each as amended or supplemented, and any analogous future or present local, state, and federal statutes, regulations, and ordinances promulgated pursuant thereto which may be applicable.

1.11     “Event of Default” shall have the meaning set forth in Article 6.

1.12     “GAAP” means generally accepted accounting principles and practices as in effect from time to time and recognized as such by the American Institute of Certified Public Accountants, consistently applied.

1.13     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

1.14     “Guarantors” means Atlanticblue Hospitality (Lakeville), LLC, Atlanticblue Hospitality (CAS), LLC, and Atlanticblue Development, Inc., each a Guarantor.

1.15     “Guaranty Agreements” means the guaranty agreement of each Guarantor dated of even date herewith in favor of Lender guaranteeing the Loans, together with any modifications, amendments, reaffirmations, restatements or replacements thereof.

1.16     “Indebtedness” means, collectively, all liabilities (including, without limitation, Capital Lease obligations) of the subject Person, whether owing by such Person alone or with one or more others in a joint, several, or joint and several capacity, whether now owing or hereafter arising, whether owing absolutely or contingently, whether created by loan, overdraft, guaranty of payment, or other contract or by quasi-contract or tort, statute or other operation of law or otherwise.

1.17     “Insolvent” means, for the subject Person, that such Person shall have ceased paying its debts in the ordinary course of business or shall have become incapable of paying its debts as they become due, or is experiencing a financial condition such that the sum of the Person’s debts is greater than all of such Person’s property, at a fair valuation, exclusive of property transferred, concealed or removed with intent to hinder, delay or defraud such Person’s creditors.

1.18     “Intercompany Transaction” means any Indebtedness or obligation arising from business done with or for, or Indebtedness owed between or among, Credit Parties or any Affiliate thereof.

1.19     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, any Credit Party’s internal controls over financial reporting, in each case as described in the Securities Laws.

1.20     “Lien” or “Liens” means, with respect to any asset, mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

1.21     “Loan Documents” means this Loan Agreement, the Notes, the Subordination Agreement, the Tax Indemnification Agreement, the Stock Pledge Agreement, the Real Estate Collateral Documents, the Guaranty Agreements and such consents and all other documents, instruments, certificates and agreements executed and/or delivered by any Credit Party or any third party in favor of Lender in connection with the Loans or any Collateral, all of the foregoing as may be modified, amended, renewed, reaffirmed, restated or replaced from time to time.

1.22     “Loans” means, collectively, the Term Loan A and the Term Loan B, each as described in Section 2.1, together with any other loan made by Lender, whether now existing or in the future, stating that it is governed by or subject to this Agreement; all of the foregoing together with any modifications, extensions, renewals, amendments or replacements thereof.

1.23     “Material Adverse Effect” means a material adverse effect on (a) the properties or business, operations or financial condition of any Credit Party, taken as a whole, or (b) the ability of the subject Credit Party to perform in any material respect its obligations under the Loan Documents.

1.24     “Net Worth” means the total stockholders’ or owners’ equity as shown on the balance sheet of the subject Person at any particular date.

1.25     “Notes” means the Term Loan A Note and the Term Loan B Note, together with any other promissory note, whether now existing or in the future, executed in favor of Lender and stating that it is governed by or subject to this Agreement; all of the foregoing together with any modifications, extensions, renewals, amendments or replacements thereof.

1.26     “Obligations” means (a) all principal and/or interest which may be due under the Notes, and all other present and future Indebtedness, obligations and liabilities of Borrowers, and all obligations of any Credit Party, to Lender arising pursuant to this Loan Agreement and/or any other Loan Document (including, without limitation, any joinder agreements entered into in accordance with Section 4.1(n) below), regardless of whether such Indebtedness, obligations or liabilities are direct, indirect, fixed, contingent, joint or joint and several (including any interest, fees and other charges under this Loan Agreement or any other Loan Document, which would accrue but for the filing of a bankruptcy or insolvency action, whether or not such claim is allowed in such bankruptcy or insolvency action); (b) all costs incurred by Lender to obtain, preserve, perfect and enforce the security interest securing payment of such Indebtedness and to maintain, preserve and collect the Collateral, including, but not limited to, taxes, assessments, insurance premiums, repairs, attorneys’ fees and legal expenses, rent, storage charges, advertising costs, brokerage fees and expenses of sale; (c) all other obligations or liabilities of any Credit

Party owing to Lender, from time to time, whether now existing or hereafter arising, regardless of how incurred; and (d) all renewals, extensions and modifications of any of the foregoing, or any part thereof.

1.27     “Obligors” means, collectively, each Borrower, each Credit Party and each Guarantor, and “Obligor” means any one of them.

1.28     “Person” means an individual person, individual officer, corporation, limited liability company, trust, joint venture, limited or general partnership, any government or agency or political subdivision of any government, or any other entity or organization.

1.29     “Pledgor” means Alico Holding, LLC.

1.30     “Real Estate” shall have the meaning as set forth in Section 3.7 hereof.

1.31     “Real Estate Collateral” means certain real property of Blue Head Ranch, LLC, and other rights arising from or incidental thereto, as more particularly provided in the Real Estate Collateral Documents or otherwise pledged or assigned to Lender as security for the Loans, or any portion thereof, including, but not limited to, that certain real property located in or near the County of Highlands, State of Florida, together with other interests arising from or related thereto, pledged as collateral for the Loans pursuant to the Real Estate Collateral Documents, and all improvements now or hereafter located thereon, all fixtures, and any other related items more particularly described in the Real Estate Collateral Documents; all of the foregoing together with any proceeds thereof, and any appurtenances and other rights, claims or benefits arising from or pertaining thereto.

1.32     “Real Estate Collateral Documents” means any and all mortgages, security deeds, deeds of trust, and any other documents, instruments and agreements covering or related to the Real Estate Collateral, including, without limitation: that certain Mortgage and that certain Assignment of Lessor’s Interest in Leases, each dated of even date herewith, and UCC fixture financing statement(s) filed in connection therewith; all of the foregoing together with all improvements situated thereon, any assignments of leases pertaining thereto, and other rights, easements and interests associated therewith or appurtenant thereto.

1.33     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.

1.34     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

1.35     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended in the effect on any applicable date hereunder.

1.36     “Stock Pledge Agreement” means that certain Stock Pledge Agreement of Pledgor pledging the Alico Stock dated September 24, 2008; as amended by that certain First Amendment to Stock Pledge Agreement dated November 20, 2008; as further amended by that certain Second Amendment to Stock Pledge Agreement dated February 4, 2009; and as further amended on even date herewith.

1.37     “Subordination Agreement” means those certain agreements, reasonably satisfactory to Lender, which subordinate all Subordinated Debt to the Loans, together with any modifications, amendments, reaffirmations, restatements or replacements thereof

1.38     “Subordinated Debt” means all Indebtedness owed by Borrowers to any other Credit Party.

1.39     “Subsidiary” means any corporation, partnership or other entity in which any Person, directly or indirectly, owns fifty percent (50%) or more of the stock, capital or other interests (legal or beneficial) which is effectively controlled, directly or indirectly, by such Person.

1.40     “Substances” shall have the meaning as set forth in Section 3.8 hereof.

1.41     “Tax Indemnification Agreement” means that certain agreement of Borrowers to Lender dated of even date herewith in which Borrowers agree to indemnify Lender at all times and hold Lender harmless from against any and all actions or causes of action, claims, demands, liabilities, loss damage or expense of any kind or nature including reasonable attorney’s fees, which Lender may at any time sustain or incur in relation to intangible taxes and documentary stamps arising as a result of the Loans.

1.42     “Term Loan A” means the term loan as described in Section 2.1(a).

1.43     “Term Loan A Maturity Date” means the maturity date as set forth in the Term Loan A Note.

1.44     “Term Loan A Note” means that certain Fixed Rate Note dated of even date herewith and executed by Borrowers in favor of Lender, as more particularly provided in Section 2.1(a), as well as any promissory note or notes issued by Borrowers in substitution, replacement, extension, amendment or renewal thereof

1.45     “Term Loan B” means the term loan as described in Section 2.1(b).

1.46     “Term Loan B Maturity Date” means the maturity date as set forth in the Term Loan B Note.

1.47     “Term Loan B Note” means that certain Fixed Rate Note dated of even date herewith and executed by Borrowers in favor of Lender, as more particularly provided in Section

2.1(b), as well as any promissory note or notes issued by Borrowers in substitution, replacement, extension, amendment or renewal thereof.

2.         The Credit Facility.

2.1       Loans, Etc. Lender hereby agrees to make the following credit facility available to Borrowers, on terms and conditions set forth herein:

(a)      Term Loan A (Loan No. 113605-02). Subject to the terms and conditions of this Agreement and the other Loan Documents and for so long as no Event of Default exists, Lender hereby agrees to make a term loan to Borrowers in the original principal amount of Four Million One Hundred Fifty Thousand and No/100 Dollars ($4,150,000.00). The obligation to repay this Term Loan A shall be evidenced by the Term Loan A Note and shall have the repayment terms and interest rates as set forth in the Term Loan A Note. All amounts outstanding under the Term Loan A shall be due and payable on the Term Loan A Maturity Date. The Term Loan A renews in part amounts outstanding under that certain RLOC Note as described more particularly in Section 2.2 below and no additional funds shall be advanced at Closing.

(b)      Term Loan B (Loan No. 113605-03). Subject to the terms and conditions of this Agreement and the other Loan Documents and for so long as no Event of Default exists, Lender hereby agrees to make a term loan to Borrowers in the original principal amount of Four Million Eight Hundred Fifty Thousand and No/100 Dollars ($4,850,000.00). The obligation to repay this Term Loan B shall be evidenced by the Term Loan B Note and shall have the repayment terms and interest rates as set forth in the Term Loan B Note. All amounts outstanding under the Term Loan B shall be due and payable on the Term Loan B Maturity Date. The Term Loan B renews in part amounts outstanding under that certain RLOC Note as described more particularly in Section 2.2 below and no additional funds shall be advanced at Closing.

2.2       Purposes. The proceeds of the Loans shall be used to renew and replace existing indebtedness of Borrowers outstanding to Lender under that certain RLOC Note in the original principal amount of $20,000,000.00 executed by Borrowers in Favor of Lender and dated September 24, 2008, as such has been modified, amended, restated and renewed from time to time.

2.3       Conditions Precedent. In no event shall Lender be obligated to close the Loans until all matters, documents, papers and certificates required hereunder have been furnished to Lender’s satisfaction or so long as any Event of Default has occurred and is continuing. In addition to other matters set forth herein, the following documents and matters shall be required to be executed or performed by Borrowers and such other Persons as may be necessary and appropriate at or before Closing (unless as provided otherwise under Section 5 hereof, in connection with the pledge of Collateral):

(a)      This Loan Agreement, duly executed and delivered;

(b)      The Notes and all other Loan Documents, duly executed and delivered;

(c)      The Collateral documents required under Section 5.1 hereof, duly executed and delivered along with delivery of the certificates evidencing the Alico Stock and stock powers related thereto. Financing statements covering any of the Collateral shall be recorded in the appropriate recording offices as prescribed under the Code or the laws of any other applicable jurisdiction.

(d)      Resolutions, approved by the directors, managers and/or members of each Borrower and each Guarantor, in form and substance satisfactory to Lender, authorizing the execution, delivery and performance of all Loan Documents, on behalf of each Borrower and Guarantor, as applicable;

(e)      A Certificate of Good Standing for each Borrower and each Guarantor, from its state of incorporation or formation and satisfactory evidence of each Borrowers’ and each Guarantors’ qualification to do business in any applicable jurisdictions in which, according to the laws of such jurisdictions, it is required to qualify to do business;

(f)       Evidence, reasonably satisfactory to Lender, of Borrowers’ compliance with any material regulations, policies, orders and permitting and licensing requirements to which Borrowers, its operations and properties, is subject or in the event of any noncompliance, that such noncompliance will not have a Material Adverse Effect;

(g)      In connection with the Real Estate Collateral, Borrowers shall cause to be delivered to Lender ALTA title insurance policies, containing no exceptions as are unacceptable to Lender, endorsed as of the Closing Date, in amounts satisfactory to Lender; PROVIDED, FURTHER, that Borrowers shall also provide copies of existing surveys, a boundary survey, and environmental assessments satisfactory to Lender, covering the Real Estate Collateral;

(h)      Assurances, to the satisfaction of Lender, of Lender’s requisite lien position with respect to the Collateral, including, but not limited to, Lender’s receipt of consents and waivers from third parties claiming rights in the Collateral under statute, contract or otherwise;

(i)       An opinion of all Credit Parties’ Florida counsel opining, among other things, as to the due authorization and execution of the Loan Documents and the enforceability of the Loan Documents in accordance with the terms thereof;

(j)       Payment by Borrowers of all fees and closing costs required hereunder and under the Loan Documents;

(k)      The insurance policies required under Section 4.1(d) hereof; and

(1)      Such other matters as Lender may reasonably require.

2.4       Lender Stock. On or before the Closing Date, Borrowers shall own stock in Farm Credit of Florida, ACA in an amount equal to $1,000.00. Such stock is at risk and is retireable only at the discretion of Lender’s board of directors and in accordance with Lender’s bylaws.

2.5       Fees, Costs, and Expenses. Borrowers shall pay, on or before the Closing Date (or subsequent to the Closing Date if required pursuant to the Tax Indemnification Agreement), any and all costs and expenses reasonably incurred by Lender in making the Loans available to Borrowers, including, without limitation, any recording costs, documentary stamp taxes, intangibles taxes and intangibles recording taxes, costs of appraisals, environmental studies, title insurance, survey updates and Lender’s reasonable legal expenses and fees, regardless of whether the transactions contemplated hereunder close, unless failure to close is the fault of Lender. In addition, Borrowers shall pay Lender the following fees:

(a)      Commitment Fee. At Closing, Borrowers shall pay to Lender a commitment fee of Fifty Four Thousand and No/100 Dollars ($54,000.00).

3.         Representations and Warranties. To induce Lender to make the Loans, Credit Parties make the following representations and warranties, which shall survive the execution and delivery of the Notes and other Loan Documents:

3.1       Good Standing. Borrowers and Guarantors are each duly incorporated or organized, validly existing, and in good standing under the laws of the State of Florida and each has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business.

3.2       Authority and Compliance. Each Credit Party has full power and authority to execute and deliver the Loan Documents to which it is a party and to incur and perform its obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body. No consent or approval of any public authority or other third party is required as a condition to the validity of any of the Loan Documents, and each Credit Party is in material compliance with all laws and regulatory requirements to which it is subject, except to the extent any such non-compliance would not cause a Material Adverse Effect.

3.3       Binding Agreement. This Loan Agreement and the other Loan Documents executed by the Credit Parties constitute valid and legally binding obligations of the Credit Parties, enforceable in accordance with their terms.

3.4       Litigation. There is no proceeding involving any Credit Party pending or, to the knowledge of any Credit Party, threatened, before any court or governmental authority, agency or arbitration authority, except as disclosed to Lender on Schedule 3.4 hereof and acknowledged by Lender prior to the date of this Loan Agreement; provided however, such disclosure shall not be required with respect to any matters which, if determined adversely to the Credit Parties, collectively, would reasonably be expected to result in liability of less than $100,000 in the aggregate or matters, which, if determined adversely to any Credit Party would reasonably be expected to result in liability of less than $100,000 with respect to any individual matter, in each case excluding amounts with respect to which an insurance carrier admits full coverage (except for applicable deductibles).

3.5       No Conflicting Agreements. There is no article of incorporation, certificate of formation, partnership certificate, bylaw, partnership agreement or other document pertaining to the organization, power, or authority of any Credit Party and no provision of any existing agreement, deed of trust, mortgage, indenture or contract binding on any Credit Party or affecting its properties, which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Loan Agreement and the other Loan Documents except as would not reasonably be expected to have a Material Adverse Effect.

3.6       Taxes. All taxes and assessments due and payable by each Credit Party have been paid or are being contested in good faith by appropriate proceedings and each Credit Party has filed all tax returns which it is required to file except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

3.7       Environmental Matters. To its best knowledge, after due inquiry, each Credit Party represents and warrants to Lender for itself and its Subsidiaries, except as may be otherwise disclosed in writing to Lender, that any real estate owned or leased by it, including, without limitation, the Real Estate Collateral, (collectively, the “Real Estate”) has never been and is not now being used in material violation of any material Environmental Laws; that no proceedings are pending against it concerning any alleged violations of any Environmental Laws on or related to the Real Estate, that the Real Estate is free of any hazardous or toxic substance or wastes, including but not limited to, asbestos, PCBs, petroleum products, fertilizers and pesticides (“Substances”) other than such Substances as are associated with the commercial operations of the Credit Parties or their Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect; and to the extent that any Substances are kept or stored on the Real Estate, each Credit Party or its Subsidiary is maintaining them in accordance with all applicable laws, except where such failure to maintain would not reasonably be expected to have a Material Adverse Effect; that if a Credit Party or any Subsidiary of a Credit Party is transporting any Substances, such transportation is being conducted in material compliance with all applicable laws; each Credit Party or its Subsidiaries have all required permits for the use and discharge of any Substances on the Real Estate and all uses and discharges on the Real Estate are being made in compliance with such permits; that each Credit Party and its Subsidiaries are in compliance with all applicable laws regulating the creation, storage, handling, processing and/or transportation of animal wastes; that, in the event that any of the foregoing representations and warranties is untrue or is qualified in any way, Credit Parties have made a complete disclosure to Lender of all material facts which might indicate an environmental risk or the violation of any Environmental Laws on or related to the Real Estate.

3.8       Compliance with Laws. To its best knowledge, after due inquiry, each Credit Party is in compliance with all federal, state, and local laws (or laws of other jurisdictions to which it is subject), permitting requirements, regulations and other governmental requirements applicable to it or to any of its property (including, but not limited to, laws regulating wetlands), business operations, employees, and transactions, except, in each case, as would not be reasonably expected to have a Material Adverse Effect.

3.9       Accurate Financial Information. The financial information furnished to Lender by each Credit Party is complete and accurate and no Credit Party has any undisclosed direct or material contingent liabilities. The financial information provided by each Credit Party, in connection with such Credit Party’s application to Lender for the Loans, remains substantially accurate and no Material Adverse Effect or Internal Control Event has occurred since such information was furnished.

3.10     Solvency. (i) No Credit Party is Insolvent; (ii) the pledge of the Collateral as contemplated herein to Lender will not render any Credit Party Insolvent; (iii) each Credit Party has made adequate provision for the payment of all of its creditors other than Lender; and (iv) no Credit Party has entered into this transaction to provide preferential treatment to Lender or any other of its creditors in anticipation of seeking relief under federal or state bankruptcy or insolvency laws.

3.11     ERISA. No employee benefit plan established or maintained, or to which contributions have been made, by any Credit Party, which is subject to Part 3 of Subtitle 13 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), had an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such day if such year were the first year of such plan to which such Part 3 applied; and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by such party.

To the best knowledge of each Credit Party, after due inquiry, each such employee benefit plan (if any exists) complies with all applicable requirements of ERISA and of the Internal Revenue Code of 1986 as amended (“IRC”) and with all applicable rulings and regulations issued under the provisions of ERISA and the IRC except, in each case, where the failure to comply would not be reasonably expected to have a Material Adverse Effect. This Loan Agreement and the consummation of the transactions contemplated herein do not and will not involve any prohibited transaction within the scope of ERISA or Section 4975 of the IRC.

3.12     Ownership of Collateral. Each Credit Party represents and warrants that it is the absolute owner of the Collateral, as its interests appear and that the Collateral is owned free and clear of all liens, encumbrances, and security interests of any kind.

3.13     Material Contracts. Each Credit Party has performed all of its respective obligations under all material contracts to which it is a party and which are in effect as of the date of this Loan Agreement, except for those obligations the failure of which to comply with is not reasonably expected by such Credit Party to have a Material Adverse Effect and, to the knowledge of each Credit Party, each party thereto is in substantial compliance with each such material contract, and each such material contract is, after giving effect to the transactions contemplated by this Loan Agreement will be, in full force and effect in accordance with the terms thereof.

3.14     Trade Relations. To the knowledge of each Credit Party, there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business agreements, contracts or arrangements of any Credit Party (which agreements, contracts or arrangements extend for a period in excess of one (1) year) with any material customer, any group of customers, or any cooperative marketing association or trade exchange whose purchases, marketing or trade efforts, individually or in the aggregate, are material to the business of such Credit Party, and which customers or associations are not readily replaceable in the ordinary course of business.

3.15     Regulation U. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

3.16     Collateral Status. The Alico Stock is freely tradable, without restrictions or registration, on a public exchange or quotation system (NASDAQ) and no further action is required to trade the Alico Stock.

4.         Covenants.

4.1       Affirmative Covenants. During the term of this Loan Agreement:

(a)      Continuation of Pre-closing Conditions, Representations and Warranties. Credit Parties agree that all conditions precedent to the making of the Loans shall remain satisfied at all times during the term of this Loan Agreement, and that representations and warranties made by each Credit Party in the Loan Documents signed by it, shall be deemed to be made at all times during the ten-n of this Loan Agreement except to the extent such representations and warranties expressly relate to an earlier date.

(b)      Maintenance. Each Credit Party shall maintain all of its property in good condition and repair and make all necessary replacements thereof and repairs thereto, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its businesses, and to do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its rights, except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Each Credit Party shall also maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory over such Credit Party as the case may be.

(c)      Financial Statements/Information. Credit Parties shall furnish to Lender:

(i)       Quarterly Statements. Credit Parties’ quarterly internally-prepared consolidated and consolidating financial statements: (x) for the quarters ending March 31st, June 30th, and December 31st of each year, within forty-five (45) days of each fiscal quarter-ends, and (y) for fiscal quarter ending September 30th of each year, on or before December 29th of such year, and certified by the Chief Financial Officer (or such other designee reasonably acceptable to Lender) of Atlantic Blue Group, Inc. to fairly present the financial condition of Credit Parties;

(ii)      Statements Excluding Alico, Inc. Credit Parties’ quarterly internally-prepared consolidated and consolidating financial statements, excluding the results of the operations of Alico, Inc., for the quarter ending September 30th of each year, within forty-five (45) days of such fiscal quarter-end, and certified by the Chief Financial Officer (or such other designee reasonably acceptable to Lender) of Atlantic Blue Group, Inc. to fairly present the financial condition of Credit Parties;

(iii)     Annual Statements. Annual audited’ consolidated and consolidating financial statements of Credit Parties, prepared by a Public Accounting Firm acceptable to Lender, together with an unqualified opinion of such accountants reasonably acceptable to Lender, any management letters issued by such accountants, all within one hundred fifty (150) days of each Borrower’s fiscal year-end;

(vi)     Conservation Easement Sale Reporting. In any month that any Credit Party executes the sale of any conservation easement, the Credit Parties shall provide to Lender internally-prepared financial statements and a summary of the easement sale transaction (including, without limitation, the sale price, net proceeds, property encumbered and a description of the use and/or allocation of the sales proceeds) within fifteen (15) days of such month end; and

(v)      Other Reports. Such other information respecting the financial condition and operations of Credit Parties or any Affiliate or Subsidiary thereof as Lender may from time to time reasonably request.

All financial statements, opinions, reports and management letters described in clauses (i) through (iv) above shall be prepared in accordance with GAAP and applicable Securities Laws, if any, and shall be in form and content satisfactory to Lender, and shall include, without limitation, an income statement, balance sheet, a cash flow statement and a list of contingent liabilities and claims reportable under GAAP guidelines. All financial statements described in clauses (i) and (iii) above shall be accompanied by a compliance certificate, in the form of Exhibit 4.1(c) hereto, setting forth Credit Parties’ compliance with, and actual calculations for, financial covenants required under Section 4.3 hereof, and signed by the Chief Financial Officer of Atlantic Blue Group, Inc. (or such other designee reasonably acceptable to Lender).

(d)      Insurance. Each Credit Party shall maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts usually carried by entities and individuals engaged in businesses similar to that of the respective Credit Party. If such insurance is afforded in whole or in part through self-insurance plan(s), Lender shall be provided with the plan description and any excess coverage limitations, which shall be reasonably satisfactory to Lender. If any Credit Party is in default under Article 6 hereof and Lender is exercising its remedies under Article 7 hereof, Lender shall have the right to settle and compromise any and all claims under any policy under which Lender is listed as a loss payee and Borrowers hereby appoint Lender as its attorney-in-fact, with power to demand, receive, and receipt for all monies payable thereunder, to execute in the name of any Credit Party or Lender or both any proof of loss, notice, draft, or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as the applicable Credit Party, but for this appointment, might or could perform. Unless otherwise agreed, to the extent Lender is a loss payee under the applicable policy, Lender shall be entitled to apply the proceeds of any such policies to satisfy the indebtedness arising under the Loans. Borrowers shall pay on demand all of Lender’s reasonable costs and expenses incurred in connection with the collection and disbursement of insurance proceeds, including, without limitation, inspection, engineering and legal fees. Lender shall have the right to apply any excess proceeds toward reduction of the Obligations. PROVIDED, FURTHER, and in addition to any other indemnity and release obligations of any Obligor under this Agreement or any other Loan Document, each Obligor releases and shall indemnify, defend and hold harmless Lender and its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from the exercise of Lender’s rights and remedies under this Section 4.1(d).

All insurance policies provided hereunder shall be in an amount sufficient to avoid the application of any co-insurance provisions and must include provisions for a minimum thirty (30) day advance written notice of any intended policy cancellation or non-renewal. The insurance required hereunder shall be in addition to, and not a replacement for, the insurance required under any other Loan Documents.

(e)      Payment and Performance of Obligations. Credit Parties shall pay and perform all Obligations under this Loan Agreement and the Loan Documents and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including without limitation, withholding, social security, payroll and similar employment related taxes on the date such taxes are due), and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided that Credit Parties may contest any item described in the foregoing clauses (a) and (b) in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

(f)       Access to Collateral and Financial Information. Credit Parties shall permit any representative or agent of Lender to examine and audit any or all of its books and records, wherever located, upon request by Lender, in each case at reasonable times and after reasonable notice to the respective Credit Party.

(g)      Notification of Environmental Claims. If any Substances and/or animal wastes shall be brought upon the Real Estate, Credit Parties shall, or shall cause their Subsidiaries to, maintain and/or remove them in substantial accordance with all applicable laws. Credit Parties shall, or shall cause its Subsidiaries to, promptly take all action which is needed to abate any material environmental risk or comply with any Environmental Laws on or related to the Real Estate at its sole expense except where the failure to take action or comply would not reasonably be expected to have a Material Adverse Effect. Credit Parties will, or will cause their Subsidiaries to, promptly inform Lender in writing of any environmental risk or violation of any Environmental Laws on or related to the Real Estate of which it has knowledge which could reasonably be expected to have a Material Adverse Effect or the commencement of any proceeding against it or receipt of any notices by it concerning any alleged violation of Environmental Laws on or related to the Real Estate. Credit Parties will, or will cause their Subsidiaries to, immediately advise Lender in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or, to the knowledge of any Credit Party or any such Subsidiary threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Substances or animal wastes affecting its business operations; and (ii) all claims made or, to the knowledge of any Credit Party or any Subsidiary of any Credit Party threatened by any Person against it relating to damages, contributions, cost recovery, compensation, loss or injury resulting from any Substances or animal wastes. Credit Parties shall, or shall cause their Subsidiaries to, immediately notify Lender of any substantial remedial action taken by it with respect to its business operations.

(h)      Environmental Indemnity. Except to the extent caused by the gross negligence or willful misconduct of Lender or its successors or assigns, each Credit Party shall indemnify and hold Lender harmless from and against all liability, claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys’ fees and court costs), including all foreseeable and unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage, release, or disposal of Substances, whether resulting from the actions of such Party, any predecessor in interest, or any other party, including, without limitation, the cost of any required or necessary inspection, audit, clean-up, or detoxification and the preparation of any closure or other required plans, consent orders, license applications, or the like, whether such action is required or necessary prior to or following transfer of title of such Party’s real or personal property, to the full extent that such action is attributable, directly or indirectly, to the use, generation, storage, release or disposal of Substances on such Party’s real or personal property; PROVIDED, FURTHER, that the indemnity obligations under this Section are exclusive of, and in addition to, any other insurance, indemnity or reimbursement obligations which any Credit Party has under this Agreement or any of the other Loan Documents, and the provisions of this Section shall survive the satisfaction or release of all Obligations and shall continue thereafter in full force and effect;

(i)       Purpose of Loans. Credit Parties shall use the proceeds of the Loans only for the purpose or purposes represented to Lender in Section 2.2.

(j)       Adverse Changes. Credit Parties shall provide notice to Lender, as soon as possible, and in any event within five (5) Business Days after it becomes aware of the occurrence of a Material Adverse Effect, including notice of (i) any material default occurring with respect to any Credit Party’s material obligations owed to any other creditor, (ii) acceleration of any part of or demand for payment in full of any outstanding material obligation earlier than the scheduled date, or (iii) of the threat by any person, firm, corporation or other entity to whom it is indebted to declare any material debt due or determine that any material provision of any agreement between such party and any Credit Party has been violated. Such notice shall contain a statement setting forth details of such Material Adverse Effect and the action that is proposed in response thereto.

(k)      Notice of Litigation. Credit Parties shall promptly notify Lender in the event that any legal action is filed or, to the knowledge of Credit Parties, threatened against any Credit Party; provided however, such notice shall not be required with respect to any matters which, if determined adversely to any Credit Party would reasonably be expected to result in less than $500,000 excluding amounts with respect to which an insurance carrier admits full coverage (except for applicable deductibles).

(l)       Notice of Default. Credit Parties shall immediately notify Lender, by telephone followed by written notice, upon the occurrence of any Event of Default or circumstances which, if uncured with the lapse of time, would create an Event of Default.

(m)     Notice of Change in Status. Credit Parties shall promptly notify Lender of the change or conversion of any of their taxpayer status under the rules of the Internal Revenue Code.

(n)      Joinder Agreement. Each Credit Party shall cause any Subsidiary which is created or acquired following the Closing Date to enter into a joinder agreement to this Loan Agreement, a guaranty agreement, subordination agreement and such other documentation as deemed necessary by Lender whereby such Subsidiary shall agree to enter into an unlimited guaranty of the Loans, all in a form satisfactory to Lender.

(o)      Subordinated Debt. Each Credit Party shall cause any indebtedness now or hereafter owing from it to any other Credit Party to be fully subordinated to the Loans and Obligations in a form satisfactory to Lender.

(p)      ERISA Compliance. Credit Parties shall maintain any employee benefit plan in substantial compliance with all applicable requirements of ERISA and of the IRC and with all applicable rulings and regulations issued under the provisions of ERISA and the IRC, except where the failure to maintain such employee benefit plan in substantial compliance with such requirement would be reasonably expected to have a Material Adverse Effect.

(q)      Internal Control Event. Credit Parties shall promptly notify Lender of the occurrence of any Internal Control Event.

(r)       Continuing Enforceability Covenants.

(ii)      Continuing Enforceability of Loan Documents. The terms and conditions of each presently existing Loan Document, except to the extent amended, restated or replaced in connection herewith, shall remain in full force and effect to the extent such terms and conditions are not inconsistent with the modification and amendment of such Loan Documents as provided in this Agreement and the other Loan Documents executed concurrently herewith, and any such modification or amendment of the Loan Documents shall not be construed as a novation, waiver or release of the repayment or performance of any indebtedness, obligation or liability of any Credit Party or any Guarantor arising under any Loan Document, including, without, limitation any repayment or guaranty obligations of any such Party arising from or related to that certain RLOC Note in the original principal amount of $20,000,000.00 executed by Borrowers in Favor of Lender and dated September 24, 2008, as such has been modified, amended, restated and renewed from time to time; and

(iii)     Continuing Priority of Liens and Security Interests. Each Credit Party and each Guarantor acknowledges and agrees that this Agreement, together with any transactions contemplated herein or occurring contemporaneously herewith, shall not disturb the existing priority of any Loan Document, or any lien or security interest in favor of Lender granted or created thereunder, and any such Loan Document, lien or security interest shall retain the same priority and effective date as originally provided in any such Loan Document.

(iv)     Cross-Collateralization of the Loans. Each Obligor hereby acknowledges and agrees that the repayment of each Note, whether presently outstanding, executed concurrently herewith or arising at any time hereafter, together with the repayment and performance of any and all other indebtedness, obligations and liabilities of any Obligor to Lender, including, without limitation, the Obligations, arising under any Loan Document or any other agreement, document or instrument executed in favor of Lender shall be secured with equal force and effect by the Collateral, as may be modified from time to time, and any and all security documents, instruments and agreements executed with respect thereto, whether or not any such indebtedness, obligation or liability is specifically referenced or identified in any such document, instrument or agreement.

(iv)     Cross-Default. Any default under any Loan Document, including, without limitation, the Notes, the Real Estate Collateral Documents, the Stock Pledge Agreement and the Guaranty Agreements, continuing beyond the applicable cure period, if any, including, without limitation, payment default under any Note, shall be an event of default under each and every other Loan Document, including, without limitation, the Notes, the Real Estate Collateral Documents, the Stock Pledge Agreement and the Guaranty Agreements, and with respect to each and every Obligor.

(v)      Statement of Consideration. The majority of the outstanding voting stock, membership interests or partnership interests of each Guarantor is owned or controlled by one of more of the Borrowers, and the making of the Loans to Borrowers will result in substantial benefits, direct and indirect to each Guarantor. Each Obligor represents and warrants, covenants and agrees, that its liability for the Obligations, as such liability is variously described in the Loan Documents, is unconditional, unlimited, joint and several, and that Lender is making the Loans in reliance upon such unconditional, unlimited, joint and several liability of each Obligor, and that Lender would be unwilling to make the Loans without it.

4.2       Negative Covenants. During the term of this Loan Agreement, without prior written consent of Lender:

(a)      Merger, Sale of Assets, Etc. Except in the ordinary course of business consistent with past practice, no Credit Party will enter into any merger, corporate reorganization or consolidation; or make any substantial change in the basic type of business now conducted by it; sell, lease, transfer, or otherwise dispose of its assets or cause, suffer or permit the transfer of any material ownership interest or change of control of its stock.

(b)      Name Change, Etc. No Credit Party will change its name or any name in which it does business, or move its principal place of business or chief executive office, or change the location of its books and records, or change its state of formation, without giving written notice thereof to Lender at least thirty (30) days prior thereto.

(c)      Encumbrance of Assets, Etc. Except in the ordinary course of business consistent with past practice, no Credit Party will encumber, pledge, lien, grant a security interest in or dispose of any of its material assets without giving ten (10) days written notification to the Lender, No Credit Party shall take any action that would make it impossible for it to carry out its business as now conducted, or would cause a Material Adverse Effect.

(d)      Judgments, Etc. No Credit Party will allow any number of judgments for the payment of money in excess of the sum of $500,000 excluding amounts with respect to which an insurance carrier admits full coverage (except for applicable deductibles), to remain unsatisfied against it for a period of thirty (30) consecutive days, unless execution thereof is stayed.

(e)      Extension of Loans; Guaranty. No Credit Party will make any loans, advances, extensions of credit to, or become a guarantor or surety for, any person, firm, corporation or any other entity.

(f)       Environmental Laws. Credit Parties will not permit, any Substances or animal wastes to be stored or maintained on the Real Estate except as provided in Section 4.1(g).

(g)      Distributions. No Credit Party will pay or declare any distribution or dividend if an Event of Default then-exists, or after giving effect thereto, there shall exist an Event of Default hereunder.

(h)      Margin Stock. No Credit Party will use any proceeds of the Loans to purchase or carry any margin stock (within the meaning of Regulation U of the Board of

Governors of Federal Reserve System) or extend any credit to others for the purpose of purchasing or carrying any such margin stock.

4.3       Financial Covenants. During the term of the Loans, Credit Parties shall maintain the following, on a consolidated basis:

(a)      Net Worth. A Net Worth at all times of not less than $150,000,000.

Compliance with the foregoing covenants shall be tested quarterly on the last day of each fiscal quarter of Borrowers.

Unless otherwise agreed to by Lender, in writing, or otherwise set forth herein, Borrowers’ compliance with the foregoing financial covenants shall be determined in accordance with GAAP.

5.         Security for the Loans.

5.1       Collateral. As security for the Loans, Borrowers have executed and delivered or will execute and deliver to Lender appropriate security instruments, financing statements, and other security documents in form reasonably satisfactory to Lender, sufficient to create a first perfected security interest in the Collateral and any and all proceeds thereof, together with such third-party consents as may be deemed reasonably necessary by Lender and its counsel to give effect to such security interests.

5.2       Debt Service Reserve Escrow Account. As a condition precedent to Lender’s obligations hereunder and as additional collateral security for the Loans, Borrowers shall maintain at all times an amount equal to equal to the next four (4) scheduled quarterly payments of principal plus accrued interest under the Notes to be held in a Farm Credit Short Term Funds Held Account (the “Escrow Account”). Borrowers shall maintain such balance in the Escrow Account at all times during the duration of the Loans. Borrowers and Lender agree that the amounts deposited by Borrowers into the Escrow Account shall not earn interest. Borrowers further agree that no Obligor shall have any right to withdraw the funds contained in the Escrow Account unless the Loans and all interest owned thereon and Lender costs associated therewith have been paid in full. Amounts held in the Escrow Account shall be used solely to pay principal and interest on the Loans in the manner provided in this Loan Agreement and the other Loan Documents.

5.3       Lender Equities. All equities, if any, owned by the Credit Parties in Lender shall secure the Loans and may be applied (at Lender’s discretion) against the Loans upon the occurrence of an Event of Default.

6.         Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”):

6.1       Payment. Any payment of principal, interest, or other sum owed to Lender under the Loan Documents or otherwise due from any Credit Party to Lender is not made when due and such breach continues for five (5) Business Days after Lender provides written notice to the Credit Parties of such failure to pay.

6.2       Additional Defaults. Any provision or covenant of any Loan Document is breached in any material respect, or any warranty, representation, or statement made or furnished to Lender by any Credit Party (whenever created) in connection with the Loans, and the Loan Documents (including any warranty, representation, or statement in any Credit Party’s financial statements) or to induce Lender to make the Loans, is untrue or misleading in any material respect or an event of default under any other Loan Document occurs.

6.3       Cross-Default. Any material default by any Credit Party occurs under any loan agreement or loan document with Lender or another financial institution, whether now existing or hereafter arising, which default is not corrected within the cure period provided in such agreement, if any.

6.4       Dissolution or Bankruptcy. Dissolution, termination of existence, liquidation, insolvency, business failure, appointment of receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under state or federal bankruptcy laws or other insolvency laws by any Credit Party or the commencement of an involuntary proceeding against any Credit Party under state or federal bankruptcy laws which, in each case, is not dismissed within ninety (90) days after such commencement, or a merger or consolidation or sale of any Credit Party’s assets, other than a sale of assets in the ordinary course of business, which has not been consented to by Lender.

6.5       Change of Control. There occurs any Change of Control of any Borrower.

7.         Lender’s Remedies. In addition to any remedies available to Lender under the Notes and other Loan Documents, the Lender shall have the following remedies:

7.1       Acceleration. Upon the occurrence of an Event of Default, Lender shall have the option to terminate any right of Credit Parties to request additional funds under the Loans and to declare the entire unpaid principal amount of the Loans, accrued interest and all other Obligations immediately due and payable, without presentment, demand, or notice of any kind.

7.2       Remedies. Upon the occurrence of an Event of Default, Lender shall be entitled to pursue all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law, or in equity, and such rights and remedies shall be cumulative. Without in any way limiting the generality of the foregoing, Lender shall also have the following non-exclusive rights:

(a)      Immediate Possession of Non Real Estate Collateral. To take immediate possession of all Collateral which is not real estate, whether now owned or hereafter acquired,

without notice, demand, presentment, or resort to legal process, and, for those purposes, to enter any premises where any such Collateral is located and remove the such Collateral therefrom;

(b)      Assembly of Collateral. To require Credit Parties to reasonably assemble and make the Collateral available to Lender at a place to be designated by Lender which is also reasonably convenient to Borrowers;

(c)      Repair of Collateral. To make any repairs or improvements to or otherwise protect the value of the Collateral which Lender deems reasonably necessary or desirable for the purposes of sale;

(d)      Set-off. To exercise any and all rights of set-off which Lender may have against any account, fund, or property of any kind, tangible or intangible, belonging to any Credit Party which shall be in Lender’s possession or under its control (including equities owned by Borrowers in Lender as described in Section 5 hereof);

(e)      Cure. To cure any Event of Default in such manner as deemed appropriate by Lender;

(f)       Foreclosure. To foreclose on any Collateral pursuant to the terms of any Loan Document, or at law or in equity.

(g)      Security Interest. To enforce its rights to the Collateral as set forth in the Stock Pledge Agreement, the Real Estate Collateral Documents and the other Loan Documents, or as otherwise available at law or in equity, such rights and remedies being cumulative, non-exclusive and exercisable by Lender in its sole and absolute discretion.

7.3       Proceeds. The proceeds from any disposition of the Collateral shall be applied to the Obligations as Lender so determines, in its sole and absolute discretion, and such Obligations include, without limitation, the following, in addition to any outstanding principal and accrued but unpaid interest on the Loans:

(a)      The expenses of taking, removing, storing, repairing, holding, maintaining and selling the Collateral and otherwise enforcing the rights of Lender under the Loan Documents, including any legal costs and reasonable attorney’s fees;

(b)      The expense of liquidating or satisfying any liens, security interests, or encumbrances on the Collateral which may be prior to the security interest of Lender that Lender, at its option, elects to satisfy; and

(c)      Any unpaid fees and other sums due to Lender with respect to Loan Documents.

7.4       Resort to Credit Party. Lender may, at its option, pursue any and all rights and remedies directly against any one or more of the Credit Parties without resort to any Collateral or any other Credit Party(ies).

7.5       Deficiency. To the extent the proceeds realized from the disposition of the Collateral shall fail to satisfy any of the foregoing items, each Credit Party shall remain liable to pay any deficiency to Lender.

7.6       Advances/Reimbursements. All amounts advanced by Lender under the Loan Documents, or due Lender as a result of expenditures reasonably made by Lender, shall bear interest at the highest rate applicable to past due principal as specified in the Notes or herein from the date demanded until paid in full. Unless otherwise specified in the Loan Documents, such advances and other sums, together with accrued interest, shall be due and payable on demand.

7.7       Default Rate of Interest. Upon the occurrence of any Event of Default, the Loans shall thereafter bear interest at a rate equal to the then-current rate specified in the Notes plus Three Percent (3.00%) (300 basis points) (the “Default Rate”).

7.8       Late Charges. If Borrowers shall fail to pay any installment of principal or interest on or within twenty-nine (29) days after the date on which such payment shall be due in accordance with the Notes, Lender shall be entitled to collect from Credit Parties, to compensate Lender for documented administrative and other services associated with such failure, a late charge equal to Five Percent (5.00%) of the amount of such installment; provided, however, in no event shall late charges, together with default interest rate charged hereunder, exceed the rate allowed by law.

8.         Damages; Waiver.

8.1       No Punitive Damages. Each Party agrees that it shall not have a remedy of punitive or exemplary damages against any other in any dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any dispute, whether the dispute is resolved by arbitration or judicially.

8.2       Waiver of Jury Trial. To the extent permitted by law, the Parties hereby waive any right they may have to a jury trial with regard to a dispute under this Loan Agreement and any Loan Documents.

9.         Multiple Obligors.

9.1       Joint and Several Liability. Each Obligor shall be jointly and severally liable with each other Obligor for the payment and performance of all of the Obligations; each such Person shall be deemed to have separately made the representations and warranties set forth herein; each such Person shall be responsible jointly and severally with the other Obligors for all of the indemnities set forth in any of the Loan Documents; each such Person shall be responsible for discharging the covenants contained in each of the Loan Documents applicable to it; and each such Person shall be deemed separately to have granted a security interest in the types and items of its property constituting Collateral. Lender shall have the right to deal with any single Obligor with regard to all matters concerning the rights and obligations of Lender hereunder and the duties and liabilities of Obligors hereunder. All actions or inactions of the officers, managers, members and agents of any Obligor with regard to the transactions contemplated under any of the Loan Documents shall be deemed to be binding upon all Obligors hereunder. Any advances or other extensions of credit made to one Obligor shall be deemed to have been made to and for the benefit of all Obligors, it being understood that Obligors’ businesses are a mutual and collective enterprise and Obligors believe that the consolidation of all Obligations under this Agreement will enhance the aggregate borrowing powers of each Obligor and ease the administration of their loan relationship with Lender, all to the mutual advantage of Obligors. Each Obligor hereby appoints each other Obligor as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such appointing Obligor hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents.

9.2       Unconditional Nature of Liabilities. Obligors’ joint and several liability with respect to the Obligations shall, to the fullest extent permitted by applicable law, be unconditional irrespective of: (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any document evidencing or securing any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Lender with respect to any Loan Documents, (iv) the failure by Lender to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its right to, any of the Collateral or Lender’s release of any Collateral or its termination or release of any Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations, (vi) any amendment or modification of any of the Loan Documents or any waiver of an Event of Default, (vii) any increase in the amount of the Obligations beyond any limits imposed herein or any increase or decrease in the amount of any interest, fees or other charges payable in connection therewith, or (viii) any other circumstances that might constitute a legal or equitable discharge or defense of any Obligor. Each Obligor shall be deemed to have waived any provision under applicable law that might otherwise require Lender to pursue or exhaust its remedies against any Collateral before pursuing such Obligor. Each Obligor consents that Lender shall be under no obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations.

9.3       Subordination. Each Obligor subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor, and any successor or assign of any Obligor, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the full payment of all of the Obligations.

10.       Miscellaneous.

10.1     Notice. All notices, demands, or other communications given under the Loan Documents shall be in writing, and shall be mailed to the address of each Party as set forth below (or as set forth in any other Loan Document), said mailing to be certified United States government mail to the mailing address, with notice in each case to be effective when sent. Either Party must provide written direction to the other in order to change the address to which said notice shall be sent.

If to Lender, to:	Farm Credit of Florida, ACA 11903 Southern Boulevard, Suite 200 Royal Palm Beach, Florida 33411 Attn: Larry Hall

With copy, to:	Nexsen Pruet, LLC 201 West McBee Avenue, Suite 400 Greenville, South Carolina 29601 Attn: David Gossett

If to Credit Parties, to:	Atlantic Blue Group, Inc. P.O. Box 1318 Lake Wales, Florida 33859-1318 Attn: David Koon

10.2     Waiver. No failure or delay on the part of Lender in exercising any power or right hereunder, and no failure of Lender to give any Obligor notice of an Event of Default, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of any Loan Document or consent to any departure by any Obligor from any Loan Document shall in any event be effective unless the same shall be in writing, signed by Lender and Obligors (and any other Credit Parties that may exist at that time), and such waiver or consent shall be effective only in the specific instance and for the particular purpose for which it was given.

10.3     Benefit. The Loan Documents shall be binding upon and shall inure to the benefit of Borrowers and Lender and their respective successors and assigns.

10.4     Governing Law and Jurisdiction. The Loan Documents and this Loan Agreement, unless otherwise specifically provided therein, and all matters relating thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of Florida; PROVIDED. HOWEVER, to the extent that the creation, validity, perfection, enforceability or priority of any lien or security interest, or the rights and remedies with respect to any lien or security interest, in the Collateral are governed by the laws of a jurisdiction other than the State of Florida, then the laws of such jurisdiction shall govern, except as superseded by applicable United States Federal Law.

10.5     Assignment, Etc.

(a)      Lender may assign or participate the Loan Documents, in whole or in part, to AgFirst, Farm Credit Bank, its successors and assigns, to other lending institutions, their successors and assigns, and/or any other Farm Credit institution organized under the Farm Credit Act of 1971, as amended, its successors and assigns, without any notice whatsoever to Borrowers. Credit Parties hereby authorize Lender to disclose all information (including financial) provided to Lender by such Credit Parties in connection with the Loans to any actual or prospective assignee or participant of all or part of the Loans. No Credit Party may assign the Loan Documents or any interest therein or obligation thereunder without Lender’s prior written consent.

10.6     Severability. Invalidity of any one or more of the terms, conditions or provisions of this Loan Agreement shall in no way affect the balance hereof, which shall remain in full force and effect.

10.7     Construction. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa; and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. All references to Sections shall mean Sections of the Loan Document. The terms “herein,” “hereinbelow,” “hereunder,” and similar terms are references to the particular Loan Document in its entirety and not merely the particular Article, Section, or Exhibit in which any such term appears. Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of the Loan Document nor the intent of any provision thereof. All references to any Loan Document shall include all amendments, extensions, renewals, restatements or replacements of the same. The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to” and “Real Estate”, “Real Property Collateral” and “Collateral” shall be construed as if followed by the phrase “or any part thereof’. No inference in favor of any party shall be drawn from the fact that such party has drafted any portion of the Loan Document. In the event of any inconsistency between the terms of the Loan Agreement and any other Loan Document (with the exception of the Notes which shall control), the terms of the Loan Agreement shall control, provided that any provision of any Loan Document, other than the Loan Agreement, which imposes additional Obligations upon Borrowers or provides additional rights or remedies to Lender shall be deemed to be supplemental to, and not inconsistent with, the Loan Agreement.

10.8     Execution in Counterparts. All Loan Documents may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of the Loan Document, it shall not be necessary to produce or account for more than one such counterpart.

10.9     Examinations/Communications. Lender’s examinations, inspections, or receipt of information pertaining to the matters set forth in the Loan Documents shall not in any way be deemed to reduce the full scope and protection of the Loan Documents or the Obligations of the

Credit Parties arising under the Loan Documents. Credit Parties agree that Lender shall have no duty or obligation of any nature to (i) make any investigation, inspection or review regarding any Collateral at any time, with any such investigation that is undertaken being solely for the benefit of Lender; or (ii) communicate in any manner with any Credit Party irrespective of the fact that Lender’s information, or lack thereof, could be material to such Credit Party’s actions with respect to the Obligations.

10.10   No Third Party Beneficiaries. The Loan Documents are entered into for the sole benefit of Credit Parties, their successors and assigns, and no third party shall be deemed to have any privity of contract nor any right to rely on any Loan Document to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereof or be deemed to be a party beneficiary.

10.11   No Participation. Nothing in the Loan Documents, and no action or inaction whatsoever on the part of Lender through the Closing Date, shall be deemed to make Lender a partner or joint venturer with any Credit Party, and the Credit Parties indemnify and hold Lender harmless from and against any and all claims, losses, causes of action, expenses (including attorneys’ fees) and damages arising from the relationship between Lender and any Credit Party being construed as or related to be anything other than that of creditor and debtor. This provision shall survive the termination of all Loan Documents.

10.12   Confirmation of Status. Upon request of Lender from time to time, Credit Parties shall also confirm in writing the status of the Loans, and the Obligations, and provide other information reasonably requested by Lender.

10.13   Limitation of Damages. Credit Parties and Lender mutually agree that no Party shall be liable to the other for incidental, consequential or speculative damages arising from any breach of contract, tort or other wrongful conduct in connection with the negotiation, documentation, administration, or collection of the Loans, but only for the actual direct loss suffered by said Party.

10.14   Costs, Expenses and Attorneys’ Fees. Credit Parties shall pay to Lender immediately upon demand the full amount of all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, costs of experts and all other expenses, incurred by Lender (a) in connection with the negotiation and preparation of this Loan Agreement and each of the other Loan Documents, including, without limitation, the costs of appraisals, environmental studies, title insurance, survey updates and legal reviews, and any future modifications, renewals, restatements and replacements thereof (for which legal fees shall be determined at that time); (b) upon the occurrence of an Event of Default, or of circumstances which, if left uncured, would result in an Event of Default, the costs of additional appraisals, environmental studies, title insurance, survey updates and legal reviews, such costs to be incurred for reasonable cause; (c) the perfection, preservation, protection and continuation of the liens and security interest granted Lender in the Collateral and the custody, preservation, protection, repair and operation of any of the Collateral; (d) the pursuit by Lender of its rights and remedies under the Loan Documents and applicable law; (e) for payment of taxes (including, but not limited to, documentary stamp taxes, intangibles taxes, and any penalties or fines related to failure to pay such amounts timely), expenses, costs or other amounts levied, incurred or related to the Loan and the recordation of any Loan Documents; and (f) defending any counterclaim, cross-claim or other action, or participating in any bankruptcy proceeding, mediation, arbitration, litigation or dispute resolution of any other nature involving Lender or any Credit Party or any Collateral and relating to the Loans, except to the extent Lender has been adjudicated to have engaged in wrongful conduct.

10.15   Further Assurances. At any time after the Closing Date, each Credit Party, at the request of Lender, shall execute and deliver such further documents and agreements and take such further actions as Lender reasonably deems necessary or appropriate to permit each transaction contemplated by the Loan Documents to be consummated in accordance with the provisions thereof and to perfect, preserve, protect and continue all liens, security interests and rights of Lender under the Loan Documents, financing statements, continuation statements, new or replacement Notes, and/or agreements supplementing, extending or otherwise modifying the Notes, this Loan Agreement, or the Stock Pledge Agreement, and certificates as to the amount of the indebtedness evidenced by the Notes. Each Credit Party herein irrevocably with full power of substitution constitutes and appoints Lender as its attorney-in-fact, such appointment being coupled with an interest with the right to enforce Lender’s rights with respect to the above further assurances. Lender shall file any document necessary to release the Liens on the Collateral described herein, including, without limitation, appropriate UCC termination statements, upon the repayment in full of all Obligations and satisfaction in full of all other obligations of each Credit Party under the Loan Documents.

10.16   Incorporation by Reference. This Loan Agreement is incorporated by reference into various Loan Documents, and shall govern each and every Loan Document. In executing any Loan Document, the signatories thereto other than Lender expressly agree to be bound by all provisions of this Loan Agreement pertaining to the Credit Parties in their various capacities.

10.17   Integration. This Loan Agreement and the Loan Documents supersede any and all prior expressions, written or oral (including, but not limiting to any commitment letter or term sheets), among the Parties related to, describing or governing the terms of, the Loans and any transaction related thereto.

10.18   Time of the Essence. Time is of the essence to all Loan Documents.

10.19   Confidential Information. For purposes of this paragraph, the term “Confidential Information” means any and all information that the Borrowers furnish to Lender (on its own behalf or on behalf of any Subsidiaries created subsequent to the date hereof), other than information that: (a) is now or subsequently becomes generally available to the public through no fault or breach on the part of the Parties hereto; (b) Lender can demonstrate to have had rightfully in its possession prior to disclosure by the Borrowers; (c) Lender can demonstrate was independently developed without the use of any Confidential Information; or (d) Lender rightfully obtains from a third party who has the right to transfer or disclose it. Lender shall not disclose any Confidential Information to any other party without the prior written consent of the Borrowers, other than: (i) to Lender’s officers, directors, employees, agents and advisors, who need to review the Confidential Information for purposes of this Loan Agreement and any related matters; (ii) as contemplated by Section 10.5 hereof, to additional lending institutions, and then only if such institutions have been informed of this provision and agree to comply with the obligations contained herein as if binding on them directly, and (iii) as required by law or judicial process.

11.       Additional Provisions. Riders attached hereto are hereby incorporated into this Loan Agreement as if set forth verbatim.

[SIGNATURE PAGE ATTACHED]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Loan Agreement under seal as of the date first above written:

BORROWERS:

ATLANTIC BLUE GROUP, INC.

By:	/s/ David Koon
David Koon, President

ALICO HOLDING, LLC

By:	/s/ David Koon
David Koon, Manager

BLUE HEAD RANCH, LLC

By:	/s/ David Koon
David Koon, Manager

BLUE HEAD FARMS, LLC

By:	/s/ David Koon
David Koon, Manager

TRI-COUNTY GROVE, LLC

By:	/s/ David Koon
David Koon, Manager

PHOENIX INDUSTRIES, LLC

By:		ATLANTICBLUE
WAREHOUSING, LLC, Sole Member

	By:	/s/ David Koon
David Koon, Manager

ATLANTICBLUE WAREHOUSING, LLC

By:		/s/ David Koon
David Koon, Manager

FOOTMAN TRAIL, LLC

By:		/s/ David Koon
David Koon, Manager

GUARANTORS:

ATLANTICBLUE HOSPITALITY
(LAKEVILLE, LLC)

By:		/s/ David Koon
David Koon, Manager

ATLANTICBLUE HOSPITALITY (CAS), LLC

By:		/s/ David Koon
David Koon, Manager

ATLANTICBLUE DEVELOPMENT, INC.

By:		/s/ David Koon
David Koon, President

LENDER:

FARM CREDIT OF FLORIDA, ACA, successor by merger to Farm Credit of Southwest Florida, ACA, for itself and as agent/nominee for other lending institutions having an interest, direct or indirect, in the Loans from time to time

/s/ Larry Hall
By:	Larry Hall, Loan Officer and
Authorized Representative